Exhibit 10.33

July 23, 2014

Mr. Wally Kelly

c/o CBS Outdoor Americas Inc.

405 Lexington Avenue

New York, NY 10174

Dear Wally:

Please refer to the agreement between you and CBS Outdoor Americas Inc. (“CBSO”), made as of August 21, 2013, pursuant to which you have been performing services for CBSO as its President and Chief Operating Officer (the “Employment Agreement”).

1.	This Letter Agreement will confirm our mutual agreement that your employment with CBSO will cease at 5:00p.m., Eastern Time, on Wednesday, December 31, 2014 (the “Separation Date”).

2.	Following your execution of this Letter Agreement (such date, the “Execution Date”), you will be relieved of the duties and responsibilities of your current position as President and Chief Operating Officer, and you will have no further authority to conduct business or make commitments on behalf of CBSO and its subsidiaries without my advance approval. During the period which begins on the Execution Date and continuing through the Separation Date (such period, the “Advisor Period”), you will serve as a Senior Advisor. The exact nature of your duties and responsibilities in such role will be mutually determined by you and CBSO as business needs warrant, from time to time, consistent with your former role. Without limitation on future duties and responsibilities, it is noted that your duties and responsibilities as a Senior Advisor will include assisting me with the general transition of your former duties.

3.	CBSO agrees that you will be afforded a reasonable opportunity to review and comment on any CBSO press release or other external communication pertaining to your departure prior to its release.

4.	CBSO acknowledges that the circumstances of your departure on the Separation Date constitute a termination without Cause pursuant to paragraph 8(c) of the Employment Agreement, and you agree that this Letter Agreement constitutes the notice of termination required by paragraph 8(c) of the Employment Agreement. Subject to your compliance with the requirements of paragraph 8(h) of the Employment Agreement, you will be paid or provided, as applicable, the payments and benefits described in paragraph 8(d)(i) of the Employment Agreement in accordance with the terms of such provision. For the sake of clarity and avoidance of doubt, CBSO will enforce the mitigation provisions in paragraph 8(d)(ii) of the Employment Agreement only to the extent that you engage in a for-profit business activity that competes for advertiser spend in media, particularly, Out-of-Home, Radio or TV media.

Mr. Wally Kelly

July 23, 2014

5.	Notwithstanding paragraph 5 of the Employment Agreement, you agree to cease using and return to CBSO Human Resources your company-issued American Express card after the Execution Date, and to submit for reimbursement any business expenses incurred on or before to the Execution Date within thirty (30) days thereafter. During the Advisor Period, you agree not to incur any additional business expenses that have not been pre-authorized by me or by CBSO’s Executive Vice President and Chief Financial Officer. To the maximum extent possible, any such pre-authorized expenses will be paid directly to the provider of any product of service, but if you are required to pay for any such expenses out-of-pocket, you will be promptly reimbursed in accordance with paragraph 5 of the Employment Agreement.

6.	You acknowledge and agree that the covenants set forth in paragraph 6 of the Employment Agreement shall continue to apply during the Advisor Period and thereafter for the periods described therein.

7.	Neither you nor CBSO will disclose, publish, publicize, or disseminate, or cause to be disclosed, published, publicized, or disseminated, any information relating to the contents of this Letter Agreement or the discussions that led up to it (“the Prohibited Disclosures”), except in response to subpoena, judicial order, or otherwise required by legal process, or except as may be provided herein. This paragraph 7 shall not be construed to prevent you from describing your duties, dates of employment, and responsibilities at CBSO in connection with any effort you may undertake to obtain employment or in connection with any other opportunities.

Very truly yours,

CBS Outdoor Americas Inc.

By:	/s/ Jeremy J. Male
Jeremy J. Male
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Wally Kelly
Wally Kelly

Date: 7.24.2014